Exhibit 99.1
COMARCO EXPECTS RECORD CHARGESOURCE® REVENUE IN
FISCAL FOURTH QUARTER
Company renews and expands credit facility with Silicon Valley Bank to support strong revenue growth expected in FY2011
LAKE FOREST, CA, February 16, 2010 — Comarco, Inc. (NASDAQ: CMRO) today announced it expects record revenue from its ChargeSource® product line in the fourth quarter of fiscal 2010, ended January 31, 2010. Revenue in the fourth quarter of fiscal 2010 is expected to be between $8.9 and $9.2 million, more than double the $3.3 million in revenue from ChargeSource in the fourth quarter of fiscal 2009. For the full year ended January 31, 2010, Comarco expects revenue to be approximately $26.0 to $26.3 million, up from $13.5 million for the prior year. The Company anticipates it will announce its fourth quarter and full year results for fiscal 2010 in the second half of March.
“Our fourth quarter represented a strong finish to a very good year for Comarco,” said Sam Inman, president and chief executive officer. “Our team has done an excellent job of executing our strategy with our partners Targus, Lenovo and Dell and, as a result, we head into the new fiscal year with strong momentum. Initial customer response to our new products has been very favorable. These new products will be available to consumers in Best Buy and Wal-Mart stores toward the end of the first calendar quarter of 2010.”
Comarco also reported today that it has amended its credit facility with Silicon Valley Bank to extend the maturity date for one more year. The line of credit was modified to increase availability to $10 million from $5 million to support expected revenue growth in fiscal 2011 as the Company expands its business with its key customers. The renewed facility provides increased flexibility, along with more favorable interest rates and covenants.
“The structure of this credit line reflects our strong relationship with Silicon Valley Bank and demonstrates their confidence in our ability to continue to successfully execute our growth strategy,” said Winston Hickman, chief financial officer of Comarco. “We are delighted to have Silicon Valley Bank as our financial partner.”
About Comarco
Based in Lake Forest, Calif., Comarco is a leading provider of innovative mobile power solutions through its ChargeSource® line of multi-function universal mobile power products which can simultaneously power and charge multiple devices such as notebook computers, mobile phones, BlackBerry® smartphones, iPods®, and many other rechargeable mobile devices. More information about Comarco and its product lines can be found at www.comarco.com and www.chargesource.com.
Forward-Looking Information
This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which statements are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release include statements about expected revenues for the fourth quarter of fiscal 2010 and for the entire 2010 fiscal year, statements about product availability to consumers, statements about expected revenue growth in fiscal 2011 and other statements which are not of historical facts and which are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” “should”, and similar expressions that are intended to identify forward-looking statements. Many important factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including, among others: the fact that the Company has a history of losses and may continue to incur losses in the future; the fact that the Company did not generate a positive gross profit on the sale of ChargeSource products until the second quarter of fiscal 2010; and many factors including factors outside the Company’s control, will influence the company’s ability to generate positive gross margins in the future; uncertain demand for the Company’s products and factors which cause consumer demand for the ChargeSource products to not materialize as expected or which delay the development of such demand from one fiscal period to another; the difficulty of accurately estimating future demand; quarterly and seasonal fluctuations in revenue and other operating results; the Company’s reliance on a limited number of customers for a significant portion of its revenue; the Company’s reliance on a limited number of contract manufacturers and suppliers and the fact that any delays or disruptions in their production of the Company’s products or in their ability to meet the required specifications for the Company’s products would adversely impact the Company’s results of operations and financial condition; increased competition; unanticipated delays in the Company’s ability to develop and introduce new products timely and successfully; the risk of third parties infringing the Company’s intellectual property; the impact of general economic, political, and market conditions; the risk that customers may cancel their orders, change order quantities or delay order delivery dates; the fact that the Company’s products are complex and have short life cycles and the average selling prices of the products will likely decrease over their sales cycles; the costs and expenses that the Company may incur as a result of arbitration, litigation or other adverse proceedings; and other factors, including factors outside the Company’s control. Further information on potential factors that could affect financial results are included in risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including without limitation, the Part I, Item 1A in the annual report on Form 10-K for the fiscal year ended January 31, 2009 and in Part II, Item 1A of our quarterly reports on Form 10-Q for the quarterly periods ended April 30, 2009, July 31, 2009 and October 31, 2009.
Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, it cannot guarantee any anticipated future results, levels of activity, performance, or achievements will be realized in the timeframes anticipated or at all. Moreover, neither any other person nor the Company assumes responsibility for the accuracy and completeness of the forward-looking statements. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Company Contacts:	Investor Contacts:
Winston Hickman	Doug Sherk/Jenifer Kirtland
Chief Financial Officer	EVC Group, Inc.
Comarco, Inc.	(415) 896-6820
(949) 599-7446	dsherk@evcgroup.com
whickman@comarco.com	jkirtland@evcgroup.com